SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2005

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	001-32279	55-0862656
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. RiverCenter Blvd., Suite 480

Covington, KY 41011

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (859) 581-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

See Item 5.02.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Raymond D. Martz, 34, has joined us as our Chief Financial Officer on May 2, 2005. Mr. Martz had previously been employed by LaSalle Hotel Properties, a hotel REIT based in Bethesda, Maryland, in a variety of finance functions since 1997, including having served as its Treasurer since 2004, Vice President Finance & Investor Relations from 2001 to 2004 and Director of Finance from 1998 to 2001. Prior to joining LaSalle Hotel Properties, he worked in asset management, development and construction finance with Tishman Realty & Construction Corporation in New York. Mr. Martz holds an MBA from Columbia University and earned a Bachelor of Science degree from the School of Hotel Administration at Cornell University. A copy of the Company’s press release announcing the hiring of its new Chief Financial Officer is furnished as Exhibit 99.1 to this report.

Mr. Martz entered into a three-year employment contract effective May 2, 2005. Mr. Martz’s agreement can be extended for an additional year, on each anniversary of the agreement, unless either party gives 60 days’ prior written notice that the term will not be extended. Mr. Martz’s contract provides for a minimum annual base salary at the rate of $225,000. In addition, Mr. Martz will receive 20,000 shares of restricted stock. The restricted stock awards to be granted to Mr. Martz will vest on each of the first five anniversaries of the date of grant. Dividends are paid on all restricted stock awards at the same rate and on the same date as on shares of our common stock. Upon a termination of Mr. Martz’s employment without cause, we would be required to pay him a severance amount equal to one year’s base salary. His contract also includes provisions restricting him from competing with us during employment and, except in certain circumstances, for a period of one year after termination of employment.

Mr. Martz’s employment agreement provides severance benefits if his employment ends under certain circumstances following a change in control of our company. The contract generally provides that, if within 12 months from the date of a change in control (as defined below), Mr. Martz’s employment is terminated without cause or he resigns for good reason, Mr. Martz will be entitled to receive:

•	any accrued but unpaid salary and bonuses;

•	vesting as of the executive’s last day of employment of any unvested stock options or restricted stock previously issued to the executive;

•	payment of the executive’s life, health and disability insurance coverage following the executive’s termination for a period of one year; and

•	payment equal to his base salary for one year.

For purposes of Mr. Martz’s employment agreement, “change in control” generally means any of the following events:

•	the acquisition of 50% or more of our common stock or voting stock by any person in a single transaction or series of related or unrelated transactions;

•	a merger in which our stockholders before the merger do not own at least 50% of the merged company;

•	a sale of all or substantially all of Eagle’s assets in one or a series of related sales; or

•	a tender offer for Eagle’s securities representing more than 50% of the outstanding voting stock.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press release, dated May 2, 2005, issued by Eagle Hospitality Properties Trust, Inc., announcing the hiring of the Company’s new Chief Financial Officer.

The information contained in the press release attached as Exhibit 99.1 to this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Furthermore, the information contained in the press release attached as Exhibit 99.1 to this report shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act of 1933.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

By:	/s/ J. William Blackham
J. William Blackham
President and Chief Executive Officer

Dated: May 2, 2005

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